UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 29, 2008

Noven Pharmaceuticals, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-17254	59-2767632
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

11960 S.W. 144th Street, Miami, Florida		33186
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	305-253-5099

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) W. Neil Jones announced his retirement as vice president of marketing and sales of Noven Pharmaceuticals, Inc. ("Noven") effective May 31, 2008.

(c) On April 29, 2008, Noven announced the appointment of Peter Brandt to the offices of President and Chief Executive Officer and to Noven’s Board of Directors effective April 29, 2008. As Chief Executive Officer, Mr. Brandt succeeds Interim Chief Executive Officer, Jeffrey F. Eisenberg, who will remain with Noven as Executive Vice President.

In connection with Mr. Brandt’s appointment, Noven and Mr. Brandt entered into an employment agreement, dated April 29, 2008 (the "Agreement"). The initial two-year term of the Agreement expires on April 28, 2010 and will continue for consecutive one-year terms unless it is terminated by either party under certain conditions. Mr. Brandt’s base salary under the Agreement is $650,000, subject to further increases at the discretion of the Board of Directors. Mr. Brandt’s annual target incentive bonus under Noven's annual incentive plan during the term will be at least 75% of his base salary. Under the Agreement, Mr. Brandt receives a non-accountable expense allowance of $850 per month and is entitled to participate in all incentive, savings and retirement plans, as well as welfare benefit plans that are available to Noven's executive officers.

In connection with the Agreement, Mr. Brandt was granted the following equity award under the Noven Pharmaceuticals, Inc. 1999 Long Term Incentive Plan on April 29, 2008: (i) stock-settled stock appreciate rights ("SSARs") to acquire 311,529 shares of Noven's common stock at an exercise price of $9.10 per share with vesting at a rate of 25% per year on each anniversary of the Agreement; and (ii) 250,000 shares of restricted stock. The shares of restricted stock vest as follows: (a) 50,000 shares immediately upon grant; (b) 16,667 shares on the first anniversary of the Agreement; (c) 16,666 shares on the second anniversary of the Agreement; (d) 16,666 shares on the third anniversary of the Agreement; (e) 50,000 shares upon Noven attaining pre-tax income of $50 million or more over any four consecutive quarterly periods; (f) 50,000 shares upon Noven attaining pre-tax income of $75 million or more over any four consecutive quarterly periods; and (g) 50,000 shares upon Noven attaining pre-tax income of $100 million or more over any four consecutive quarterly periods. In addition to the Agreement, Noven and Mr. Brandt entered into a Restricted Stock Agreement and a Stock Appreciation Rights Agreement, which provide additional terms and conditions governing the equity award.

If, prior to a "change in control", the Agreement is terminated by Noven "without cause" or by Mr. Brandt for "good reason" (as such terms are defined in the Agreement), then Mr. Brandt is entitled to: (i) a severance payment in an amount equal to 18 months of his then-base salary, payable at such time as his salary would have otherwise been payable, (ii) a pro-rated award (based on the date of termination) under Noven’s annual incentive plan based on his target incentive bonus percentage; and (iii) immediate vesting of the SSARs awarded to him on April 29, 2008 and up to a total of 50,000 shares of the restricted stock that vests on the first, second and third anniversary of the Agreement. If Noven declines to renew the Agreement, Mr. Brandt is not entitled to a cash severance payment, but will receive the benefits described in (ii) and (iii) of this paragraph.

If, following a "change of control", Mr. Brandt is terminated for any reason other than death, disability or for "cause", or he terminates the Agreement for "good reason" (as defined in the Agreement), or if Noven declines to renew the Agreement for at least the two-year period following the change of control, then Mr. Brandt is entitled to a severance payment equal to two times his "annual base salary" and "highest annual bonus" (as defined in the Agreement). The Agreement also provides that he is entitled to continue to participate in Noven’s welfare benefit plans for the full two-year period following the change of control. In the event that any payments made in connection with a change of control would be subjected to the excise tax imposed by Section 4999 of the Code, Noven will "gross-up" Mr. Brandt’s compensation for all federal, state and local income and excise taxes and any penalties and interest thereon.

The foregoing description of the Agreement and equity award grant is qualified in its entirety by reference to the full text of the Agreement, the Restricted Stock Agreement and the Stock Appreciation Rights Agreement, which are attached hereto as Exhibits 10.1, 10.2 and 10.3 respectively, and are incorporated herein by reference.

(d) As noted above, Noven's Board of Directors appointed Mr. Brandt to the Board of Directors effective April 29, 2008.

(e) In connection with Mr. Jones' resignation, Noven and Mr. Jones entered into a letter agreement, dated April 29, 2008 ("Letter Agreement"). Under his Letter Agreement, Mr. Jones will receive the following benefits: (i) a separation payment of $100,000; and (ii) an extension of the exercise period for Mr. Jones’ then vested stock options and vested SSARs that have an exercise price of $22.00 per share or less from 90 days after the cessation of his employment to one year after the cessation of his employment. The foregoing description of the Letter Agreement is qualified in its entirety by reference to the full text of such Letter Agreement, a copy of which is attached hereto as Exhibit 10.4 and which is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Noven Pharmaceuticals, Inc.

May 5, 2008	By:	/s/ Jeff Mihm

Name: Jeff Mihm
Title: Vice President, General Counsel and Corporate Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement between Peter Brandt and Noven, dated April 29, 2008
10.2	Restricted Stock Agreement between Peter Brandt and Noven, dated April 29, 2008
10.3	Stock Appreciation Rights Agreement between Peter Brandt and Noven, dated April 29, 2008
10.4	Letter Agreement between W. Neil Jones and Noven, dated April 29, 2008